Form of

Amended and Restated

Schedule A

to the

PENSERRA CAPITAL MANAGEMENT LLC SUB-ADVISORY AGREEMENT

Funds(s)

SmartETFs Smart Transportation & Technology ETF

SmartETFs Advertising & Marketing Technology ETF

Amended and Approved by the Board: December 9, 2019

Guinness Atkinson Asset Management, Inc.

By:
Name:	James J. Atkinson, Jr.
Title:	Chief Executive Officer

Penserra Capital Management LLC

By:
Name:	Dustin Lewellyn
Title:	Chief Investment Officer